Exhibit 10.1
Termination Agreement
by and among
Dynamic Applications Corp.
A company incorporated under the laws of Delaware having its principal office at 7,
Menachem Begin street, Ramat Gan, Israel 52521
("Dynamic" or the "Company")
And
Green Biofuels Holding Ltd,
A company registered at 17 Haetrog Street, Rosh Hayin, Israel
(“GBH”)
And
Shlomo Palas (I.D. no. 57313579)
Samual Keshet (I.D. no. 030164529)
Eliezer Weinberg (I.D. no. 065137408)
(collectively, the “Shareholders”)

Dated January 12, 2010

WITNESSETH

WHEREAS, the Company and GBH have entered into that certain Co-operation and Partnership Agreement dated August 9, 2009 and into an amendment thereto, dated November 5, 2009 (together, “the “Cooperation Agreement”); and

WHEREAS, the Company and the Shareholders have entered into that certain Subscription Agreement dated August 9, 2009, as amended dated November 5, 2009 (together, the “Subscription Agreement”); and

WHEREAS, the Company and GBH, and the Company and the Shareholders have reached an understanding that it is in their best interest that the Cooperation Agreement and the Subscription Agreement (together, the “Agreements”) shall be terminated, as set forth herein below;

NOW THEREFORE, in consideration of the mutual promises and undertakings of the Parties contained in this agreement, and for other good and valuable consideration, the receipt of which by each party is hereby acknowledged, it is hereby agreed as follows:

1.
The Company and GBH hereby agree that as of the signing date of this Agreement below (the "Effective Time") the Cooperation Agreement shall be terminated, canceled and without force or effect, and that each of the Company and GBH shall have no further liabilities or obligations thereunder.

2.
The Company and each of the Shareholders hereby agree that as of the Effective Time the Subscription Agreement, and the subscription for and issuance of common stock of the Company contemplated thereby, shall be terminated, canceled and without force or effect, the securities contemplated by the Subsciption Agreement have not been and shall not be issued to any of the Shareholders and that each of the Company and GBH shall have no further liabilities or obligations to each other thereunder.

3.
Any and all rights, title and interest in, and any and all obligations and liabilities of any nature arising out of or relating to the Carbon Credit Project (as defined in the Cooperation Agreement) and arising out of or relating to the Cooperation Agreement (collectively, the "Transferred Items") contributed, conveyed, assigned, assumed, transferred or delivered from GBH to the Company under such Cooperation Agreement, are hereby agreed as of the Effective Time to be contributed, conveyed, assigned, assumed, transferred or delivered from the Company to GBH.  The Company hereby consents to and GBH agrees, acknowledges, assumes and consents to such Transferred Items.  Without limiting the foregoing, the Transferred Items shall include any and all rights or obligations signed by Dynamic concerning activities related to carbon credit, including the contract signed with CDVT for PDD activities, dated September 4, 2009 and the Assignment Agreement dated 12, August 2009.

4.
Each of GBH and the Shareholders hereby agrees to indemnify, defend and hold harmless the Company and its directors, officers and shareholders from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees) arising out of or relating to the Transferred Items or the execution, delivery or performance of this Termination Agreement. The Company hereby agrees to indemnify, defend and hold harmless each of GBH and the Shareholders from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees)   directly resulting from the sale of securities by the Company pursuant to the Cooperation Agreement or resulting from the Company's activities prior to the date hereof, related to the Transferred Items, that were done without the consent of GBH and the Shareholders.. Without limiting the generality or effect of the foregoing, the Company and each of GBH and the Shareholders hereby  as of the Effective Time  waive any claim or cause of action (including without limitation any tort claim or cause of action based upon, arising out of or related to any representation or warranty or agreement made in connection with the Cooperation Agreement or the Subscription Agreement), known and unknown, foreseen and unforeseen, which such person or its affiliates may have against the other parties hereto or their directors, officers or stockholders, at any point in time, including without limitation under the common law or federal or state securities laws, trade regulation laws or other laws (including any relating to tax, environmental or employee matters), by reason of any of the Agreements, the expenses incurred  by such person in connection with the Agreements  or the performance thereof, the events giving rise to or subject matter of any of the Agreements and the transactions contemplated thereby.

5.
Entire Agreement; Conflicts. This Termination Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements, and understandings, whether written or oral, relating to the subject matter hereof.

6.
Applicable Law. This Termination Agreement shall be governed by and construed under the laws of the State of Israel without giving effect to rules of conflict of laws and the parties hereto voluntarily, unconditionally and irrevocably submit to the sole and exclusive jurisdiction of the appropriate courts of competent jurisdiction of Tel-Aviv - Jaffa to the absolute exclusion of any other court and any other jurisdiction.

7.
Mediation Preceding Arbitration. If a dispute arises out of or relates to this Termination Agreement, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by a mutually agreed upon mediator. If the parties will not reach an agreement regarding the identity of the mediator than the district court in Tel Aviv shall have the authority to decide on the identity of the mediator. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by the appropriate courts of competent jurisdiction of Tel-Aviv – Jaffa.

IN WITNESS WHEREOF, the parties have duly executed this Termination Agreement on the date first above written and effective as of the date first written above.

DYNAMIC APPLICATIONS CORP.	GREEN BIOFUELS HOLDING LTD.

By: /s/ Ori Goore	By:	/s/ Shlomo Palas
Name: Ori Goore	Name:	Shlomo Palas
Title: Chief Executive Officer	Title:	Director

SHAREHOLDERS

/s/ Shlomo Palas
Shlomo Palas

/s/ Samuel Keshet
Samuel Keshet

/s/ Eliezer Weinberg
Eliezer Weinberg